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                               PROMISSORY NOTE


U.S. $6,234,918.41                                         June  _______, 1999


     FOR VALUE RECEIVED, the undersigned, QMS, Inc., a corporation organized under the laws of the State of Delaware ("Maker"), promises to pay to the order of Alto Imaging Group, N.V., a corporation organized under the laws of The Netherlands (herein, along with each subsequent holder of this Note, referred to as "Holder"), the principal sum of SIX MILLION TWO HUNDRED THIRTY-FOUR THOUSAND NINE HUNDRED EIGHTEEN AND 41/100 Dollars (US $6,234,918.41) plus interest as provided herein.

     This Note constitutes payment of the balance of sums owed by Maker to Holder as set forth in that certain Share Purchase Agreement between Maker and Holder dated May 17, 1999 and is unsecured.

     The applicable interest rate for this Note (the "Applicable Rate") shall be an adjustable rate per annum equal to five-tenths of one percent (0.50%) in excess of "Libor" (as defined herein) from time to time in effect, but in no event less than a rate of six and one-half percent (6.50%) per annum. "Libor" refers to (i) the London Interbank Offered Rate for the applicable Libor Adjustment Period as quoted on the Telerate Information System on the date of determination of the Applicable Rate (or in the event no such quotation is available on such date, as quoted on the day most immediately preceding the date of determination on which such a quotation was available), or (ii) in the event the Telerate Information System ceases to be available or ceases to provide information sufficient to determine the London Interbank Offered Rate for the applicable Libor Adjustment Period (as defined herein), the London Interbank Offered Rate for the applicable Libor Adjustment Period as published in the Wall Street Journal on the date of determination of the interest rate (or in the event no such quotation is available on such date, as quoted on the day most immediately preceding the date of determination on which such a quotation was available). The Applicable Rate shall be determined as of the date hereof and as of the first day following the end of each succeeding ninety (90) day period (the "Libor Adjustment Period") during the remaining term of this Note (or in the event no such quotation is available on such date, as quoted on the day most immediately preceding the date of determination on which such a quotation was available) (the "Interest Adjustment Dates") and will be adjusted as of each Interest Adjustment Date to correspond to any change in the ninety (90) day Libor rate.

     Throughout the term of this Note, interest payments shall be made in monthly installments, commencing on July 15th, 1999 and ending on January 15, 2005, unless this Note shall be earlier paid in full as herein provided. Interest payments shall be computed on the basis of the preceding Applicable Rate and the actual principal sum outstanding from time to time.

     It is contemplated that all principal, interest and other charges due under the Note shall be paid no later than November 18, 1999 following Maker's consummation of additional financing. In the event such payment does not occur by said date, then principal due hereunder shall be repaid in nineteen (19) consecutive quarterly installments in the amount of $311,745.92 each commencing on January 15, 2001, and a final twentieth (20th ) payment of all principal, interest and other amounts due under this Note, which twentieth (20th ) payment shall be due and payable on January 15, 2005, the maturity date of this Promissory Note.

     Should the principal or any interest hereunder not be paid when due, the Holder shall have the right to declare the unpaid principal and all accrued interest of this Note to be forthwith due and payable, in which event the remaining principal balance due and unpaid hereunder shall bear interest at a per annum rate equal to the Applicable Rate in force from time to time, plus two percent (2%).

     The principal hereof and any interest hereon shall be payable in lawful money of the United States of America, at such place as the Holder may designate in writing to Maker. The Maker may prepay this Note in full or in part at any time without notice, penalty or prepayment fee.

     Maker agrees to pay the Holder hereof reasonable attorneys' fees for the services of counsel employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal, or otherwise.

     In no event shall the amount of interest due and payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Maker or inadvertently received by Holder, then such excess shall be credited as a payment of principal, unless Maker shall notify the Holder, in writing, that Maker elected to have such excess sum returned to it forthwith. It is the express intent hereof that Maker not pay and Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Maker under applicable law.

     The remedies of Holder as provided herein and in any other documents governing repayment hereof shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise.

     No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy, or recourse, shall be effective unless set forth in a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to any subsequent event.

     Maker hereby (a) waives demand, presentment of payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit, and diligence in collecting this Note and (b) agrees that the Holder shall not be required to institute any suit, or to exhaust its remedies against Maker in order to enforce payment of this Note.

     Whenever used in this Note, the words "Maker" and "Holder" shall be deemed to include Maker and the Holder named in the opening paragraph of this Note, and their respective legal representatives, successors, and assigns. It is expressly understood and agreed that the Holder shall never be construed for any purpose as a partner, joint venturer, co-principal, or associate of Maker, or of any person or party claiming by, through, or under Maker in the conduct of their respective businesses.

    Time is of the essence of this Note.

    This Note shall be construed and enforced in accordance with the laws of the State of Georgia.

     All references herein to any document, instrument, or agreement shall be deemed to refer to such document, instrument, or agreement as the same may be amended, modified, restated, supplemented, or replaced from time to time.

     IN WITNESS WHEREOF, the undersigned Maker has executed this instrument under seal as of the day and year first above written.


                                   MAKER:

                                   QMS, INC., a Delaware Corporation

                                   By:/s/

                                   Title: